Exhibit 99.1

Steven L. Hallgrimson Appointed to Heritage Commerce Corp Board of Directors

San Jose, CA – June 8, 2011 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the "Company”) for Heritage Bank of Commerce (the "Bank”), today announced that Steven L. Hallgrimson has been appointed to the board of directors, effective immediately.  Mr. Hallgrimson was appointed to fill a vacant Board position.

Mr. Hallgrimson was also appointed to the Audit Committee of the Board of Directors.  The Board has determined that Mr. Hallgrimson meets the requirements as an "independent" director under the applicable rules and regulations of The NASDAQ Stock Market.  The Board of Directors has designated Mr. Hallgrimson as the "audit committee financial expert" as defined under the applicable rules and regulations of the Securities and Exchange Commission.

"With over 40 years of business experience, knowledge and contacts in the Silicon Valley, Steve brings a wealth of legal, accounting and financial expertise to our Board,” commented Jack Conner, Chairman of the Board.  “We welcome Steve to the Board, and we are excited about his addition to the team.”

A member of the California State Bar and California Society of Certified Public Accountants, Mr. Hallgrimson has been practicing law in San Jose, California since 1969 in the areas of real estate, taxation and general business planning.  He is currently affiliated with the law firm of Berliner Cohen located in San Jose, California.  Mr. Hallgrimson has founded and served as a board member for several private business entities engaged in automobile lending, commercial real estate brokerage and telecommunications.

He has previously been an instructor at San Jose State University Business School and University of California, Santa Cruz teaching a variety of business, real estate and tax courses.  Mr. Hallgrimson also served as a trustee and president of the Santa Clara County Law Library, and is a former board member of the San Jose Art Museum.  He earned a Bachelor of Arts degree from Claremont McKenna College and a Juris Doctor from the University of California at Berkeley, Boalt Hall School of Law.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Mountain View, Pleasanton, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

                                                                                                                                             Member FDIC